Exhibit 10.7

SUNTRUST BANKS, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Amended and Restated as of

January 1, 2011

SUNTRUST BANKS, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Amended and Restated as of

January 1, 2011

ARTICLE 1

ESTABLISHMENT AND PURPOSE

SunTrust Banks, Inc. hereby amends and restates the SunTrust Banks, Inc. Supplemental Executive Retirement Plan as last amended and restated effective as of January 1, 2010 in the form of this SunTrust Banks, Inc. Supplemental Executive Retirement Plan amended and restated as of January 1, 2011 (the “Plan”). Except as otherwise specifically provided in this document, the terms of this Plan shall apply only to a Participant who terminates employment with SunTrust and all Affiliates after 2004 and has not commenced receiving payment of the benefits under the Plan prior to January 1, 2009. During the period from January 1, 2005 through December 31, 2008, the Plan has operated in reasonable good faith compliance with Code section 409A and the transitional guidelines set forth in official IRS guidance. The Plan is maintained to provide a targeted level of post-retirement income for certain executives of SunTrust and its Affiliates and to supplement the benefits provided under the SunTrust Banks, Inc. Retirement Plan and the SunTrust Banks, Inc. ERISA Excess Retirement Plan.

This Plan is intended to better enable SunTrust to deliver more competitive levels of total retirement income to its senior executives; to aid in the recruitment and retention of critical executive talent; and to comply with Code section 409A and official guidance issued thereunder (except with respect to Grandfathered Amounts). Notwithstanding anything herein to the contrary, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

ARTICLE 2

DEFINITIONS

All capitalized terms used in this Plan and not defined in this document (including an Exhibit) shall have the same meaning as in SunTrust’s Retirement Plan, as amended from time to time. The following capitalized terms will have the meanings set forth in this Article 2 whenever such capitalized terms are used throughout this Plan:

2.1	Affiliate means as of any date any organization which is a member of a controlled group of corporations (within the meaning of Code section 414(b)) which includes SunTrust or a controlled group of trades or businesses (within the meaning of Code section 414(c)) which includes SunTrust.

2.2	Beneficiary means one or more persons or entities entitled to receive any benefits payable under this Plan at the Participant’s death. A Participant may name one or more primary Beneficiaries and one or more secondary Beneficiaries. A Participant may revoke a Beneficiary designation by filing a new Beneficiary Designation Form or a written revocation with the Committee. If the Committee is not in receipt of a properly completed Beneficiary Designation Form at the Participant’s death, or if none of the Beneficiaries named by the Participant survives the Participant or is in existence at the date of the Participant’s death, then the Participant’s Beneficiary shall be the Participant’s estate.

2.3	Beneficiary Designation Form means the form that a Participant uses to name his Beneficiary or Beneficiaries for purposes of this Plan.

2.4	Board means the Board of Directors of SunTrust.

2.5	Cause means for purposes of this Plan and as determined by the Committee, in its sole discretion, one or more of the following actions that serves as the primary reason(s) for the termination of the Participant’s employment with SunTrust or an Affiliate:
(a)	the Participant’s willful and continued failure to perform his job duties in a satisfactory manner after written notice from SunTrust to Participant and a thirty (30) day period in which to cure such failure;

(b)	the Participant’s conviction of a felony or engagement in a dishonest act, misappropriation of funds, embezzlement, criminal conduct or common law fraud;

(c)	the Participant’s material violation of the Code of Business Conduct and Ethics of SunTrust or the Code of Conduct of an Affiliate;

(d)	the Participant’s engagement in an act that materially damages or materially prejudices SunTrust or an Affiliate or the Participant’s engagement in activities materially damaging to the property, business or reputation of SunTrust or an Affiliate; or

(e)	the Participant’s failure and refusal to comply in any material respect with the current and any future amended policies, standards and regulations of SunTrust, any Affiliate and their regulatory agencies, if such failure continues after written notice from SunTrust to the Participant and a thirty (30) day period in which to cure such failure, or the determination by any such governing agency that the Participant may no longer serve as an officer of SunTrust or an Affiliate.

Notwithstanding anything herein to the contrary, if a Participant is subject to the terms of a change in control agreement with SunTrust (the “Change in Control Agreement”) at the time of his termination of employment with SunTrust or an Affiliate, solely for purposes of such Participant’s benefits under the Plan, “Cause” shall have the meaning provided in the Change in Control Agreement.

2.6	Code means the Internal Revenue Code of 1986, as amended.

2.7	Committee means the Compensation Committee of the Board.

2.8	Disabled or Disability means a Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer and, in addition, has begun to receive benefits under SunTrust’s Long-Term Disability Plan.

2.9	ERISA means the Employee Retirement Income Security Act of 1974, as amended.

2.10	ERISA Excess Plan means the SunTrust Banks, Inc. ERISA Excess Plan, as amended.

2.11	Grandfathered Amounts mean Plan benefits that were earned and vested as of December 31, 2004 within the meaning of Code section 409A and pursuant to the terms of the Plan in effect on

October 3, 2004. Grandfathered Amounts are exempt from Code section 409A and subject to the distribution rules in effect under the Plan on October 3, 2004.

2.12	Key Employee means an employee treated as a “specified employee” as of his Separation from Service under Code section 409A(a)(2)(B)(i) (i.e., a key employee (as defined in Code section 416(i) without regard to section (5) thereof)) if the common stock of SunTrust or an Affiliate is publicly traded on an established securities market or otherwise. Key Employees shall be determined in accordance with Code section 409A using a December 31 identification date. A listing of Key Employees as of an identification date shall be effective for the twelve (12) month period beginning on the April 1 following the identification date.

2.13	MIP means the SunTrust Banks, Inc. Management Incentive Plan as in effect from time to time or any successor or replacement short-term bonus plan or any substitute plan designated by the Committee. If a Participant does not participate in the MIP because he is participating in a functional incentive plan or some other similar incentive plan, then MIP shall mean for such Participant the amount of the bonus under such other plan, which shall be used as the MIP portion of such Participant’s SERP Compensation, except that if the amount of the bonus under such other plan exceeds the target MIP amount for that year for a similarly structured position, then the target MIP amount will be used instead of the bonus from such other plan in determining such Participant’s SERP Compensation. If there is any material change in the terms, operation or administration of the MIP following a Change in Control as defined in Article 13, then MIP means any successor to such plan in which the Participant is eligible to participate and which provides an opportunity for a bonus for the Participant which is comparable to the opportunity which the Participant had under such plan before such Change in Control.

2.14	Other Retirement Arrangement means any plan, program, arrangement or agreement maintained by SunTrust or an Affiliate as described in Exhibit A to this Plan.

2.15	Other Retirement Arrangement Benefit means for each Participant who is eligible for a benefit under any Other Retirement Arrangement, the benefit payable to that Participant pursuant to that Other Retirement Arrangement.

2.16

Participant means each executive of SunTrust or an Affiliate described in Article 3. Effective as of January 1, 2001, a Participant shall be classified as a Tier 1 Participant or a Tier 2 Participant, as determined by the Committee, and his or her benefit under the Plan, if any, shall be determined in accordance with such classification. In the event an executive becomes a

Participant in the Plan after December 31, 2004, such Participant shall be classified as a Tier 2 Participant unless otherwise specifically designated by the Committee.

2.17	Plan means this SunTrust Banks, Inc. Supplemental Executive Retirement Plan, as reflected in this document, including appendices and exhibits, as amended (or as amended and restated) from time to time.

2.18	PUP means the SunTrust Banks, Inc. Performance Unit Plan effective from time to time or any successor or replacement long-term bonus plan or any substitute plan designated by the Committee for performance cycles ending on or before December 31, 2007.

2.19	Retirement Date means for each Participant, the date he or she reaches age 65.

2.20	Retirement Plan means either the SunTrust Banks, Inc. Retirement Plan or the SunTrust Banks, Inc. Retirement Plan for Inactive Participants in which the Participant has an accrued benefit, as such plan is amended and restated from time to time, and any successor plan;

2.21	Separation from Service means a “separation from service” within the meaning of Code section 409A.

2.22	SERP Average Compensation means for each Participant who terminates employment with SunTrust and all Affiliates on or after January 1, 2001, the average of such Participant’s SERP Compensation for the three (3) full calendar years out of the five (5) full calendar years immediately preceding the date as of which his or her SERP Benefit is determined that will produce the largest amount. Effective November 12, 2002, SERP Average Compensation means for each Tier 1 Participant and each Tier 2 Participant who terminates employment with SunTrust and all Affiliates on or after November 12, 2002, the average of such Participant’s SERP Compensation for the three (3) full calendar years out of the ten (10) full calendar years immediately preceding the date as of which his or her SERP Benefit is determined that will produce the largest amount. If a Participant became an employee of SunTrust or an Affiliate in connection with a corporate merger or acquisition, the Committee shall determine on the date such Participant becomes eligible to participate in the Plan under Article 3 to what extent, if any, such Participant’s compensation with the predecessor employer shall be included as his SERP Compensation under this Plan.

2.23	SERP Benefit means the “SERP Benefit” under the Plan determined as follows:

(a)	General. SERP Benefit means for each Participant who is designated by the Committee as eligible for a SERP Benefit under this Plan, the annual benefit that would have been payable on or after the Participant’s Retirement Date in the form of a life only annuity which is equal to the following, as applicable:

(1)	If a Participant is a Tier 1 Participant, his or her SERP Benefit is equal to (i) or (ii), whichever is greater, minus (iii), where:
(i) =	the Reduction Factor x (60% x his or her SERP Average Compensation); and
(ii) =	60% x his or her SERP Average Compensation as of December 31, 2007; and
(iii) =	(A + B + C + D) as described in Section 2.23(a)(3).

For purposes of this Section 2.23(a)(1), the term “Reduction Factor” means 96.3%.

(2)	If a Participant is a Tier 2 Participant, his or her SERP Benefit is equal to (i) plus (ii) minus (iii), where:
(i) =	2% x his or her SERP Service as of December 31, 2007 (up to twenty-five (25) years) x his or her SERP Average Compensation as of December 31, 2007 (the “Tier 2 Frozen Benefit”);
(ii) =

For a Participant with less than twenty-five (25) years of SERP Service as of December 31, 2007, the annual benefit which is the Actuarial Equivalent (as defined in the Retirement Plan) to the amount that would have been credited to the Personal Pension Account (as defined in the Retirement Plan), if any, under the Retirement Plan absent the limitations of Code section 415 and Code section 401(a)(17) (“SERP Personal Pension Account”). For purposes of determining the portion of the Participant’s SERP Benefit attributable to his or her Personal Pension Account (as defined in the Retirement Plan), if any, (A) no Participant shall receive credits under this Section 2.23(a)(2)(ii) that would have been credited to the Personal Pension Account as Pay Credits (as defined in the Retirement Plan) after completing twenty-five (25) years of SERP Service, and (B) PPA Compensation (as defined in the Retirement Plan) shall include: (a) the amount of any elective deferrals (for the calendar year in which earned and not when deferred) from the MIP and any SunTrust functional incentive plan (or any successor or similar incentive or short-term bonus plan as determined by the Committee) (“FIP”) deferred into the SunTrust Banks, Inc. Deferred Compensation Plan, as amended from time to time (the “Deferred Compensation Plan”); provided, that the amount of any such FIP or other incentive or short term bonus plan may not exceed the target MIP amount for that same calendar year for a similarly structured position; and (b) the amount of any “Mandatory Deferral” (as defined in the Deferred Compensation Plan) vesting in such year; provided, that such Mandatory Deferral amount shall not be included as PPA Compensation in any future year.

(iii) =	(A + B + C + D) as described in Section 2.23(a)(3);

Provided, that in no event shall the SERP Benefit for a Tier 2 Participant with an accrued benefit as of December 31, 2007 be less than (iv) or (v), whichever is greater (the “Tier 2 Minimum Benefit”), minus (vi), where:

(iv) =	such Participant’s Tier 2 Frozen Benefit + (1.75% x his or her SERP Average Compensation x his or her SERP Service after December 31, 2007 (up to twenty-five (25) years, including the SERP service at December 31, 2007);

(v) =	1.75% x his or her SERP Average Compensation x his or her SERP Service (up to twenty-five (25) years, including the SERP Service at December 31, 2007)); and

(vi) =	(A + B + C + D) as described in Section 2.23(a)(3).

(3)	For purposes of the formulae in Sections 2.23(a)(1) and (2),
A =	such Participant’s annual Social Security benefit at age 65;
B =	such Participant’s annual Retirement Plan benefit, if any;
C =	such Participant’s annual benefit under the ERISA Excess Plan, if any;

and

D =	such Participant’s annual Other Retirement Arrangement Benefit, if any.

If any benefit payable under A through D is payable in a form other than a life only annuity or such benefit is payable at a time other than the date as of which the SERP Benefit is paid, such benefit will be converted to a life only annuity payable as of the same date as the SERP Benefit using the actuarial factors then in effect to make such conversions under the Retirement Plan.

(b)	Special Lump Sum Calculation. Notwithstanding the foregoing, this Section 2.23(b) shall apply for purpose of calculating the SERP Benefit payable to or on behalf of a Participant designated by the Committee and named in Exhibit B attached to this Plan if the SERP Benefit of such Participant is paid in a lump sum. The amount of the SERP Benefit payable to or on behalf of such Participant will equal the present value, determined as described below, of the greater of the SERP Benefit determined under Section 2.23(a)(1)(i) or (ii), less the sum of (A + B + C + D) where,
A =	the present value, determined as described below, of such Participant’s annual Social Security benefit at age 65;
B =	the lump sum benefit paid to such Participant under the Retirement Plan or, if the Participant’s benefit under the Retirement Plan is not paid in a lump sum, the amount that would have been payable to such Participant as a lump sum under the Retirement Plan;
C =	such Participant’s benefit under the ERISA Excess Plan, or, if this benefit is not paid in a lump sum, the amount that would have been payable if the Participant’s benefit under the ERISA Excess Plan had been paid in a lump sum; and
D =	the present value, determined as described below, of such Participant’s Other Retirement Arrangement Benefits, if any.

For purposes of this Section 2.23(b), “present value” is determined using the same interest rate and mortality assumptions used for calculating lump sum payments under the Retirement Plan as in effect on December 31, 1995, including the interest rate published by the Pension Benefit Guaranty Corporation (“PBGC”), and when the PBGC rate is no longer published, the interest rate will be (i) the rate that would be used to calculate a lump sum paid from the Retirement Plan less (ii) the average monthly difference between the PBGC rate and the Retirement Plan rate for the five (5) year period ending on the date the PBGC rate was last published.

2.24	SERP Compensation means the compensation used to determine the SERP Benefit, as follows:
(a)	Tier 1 Participant. For a Tier 1 Participant who terminates employment with SunTrust and all Affiliates on or after January 1, 2001, SERP Compensation means the Participant’s compensation paid for a full calendar year from SunTrust and each Affiliate which is attributable to the sum of the following amounts:
(1)

such Participant’s annual base salary actually paid for the year (disregarding any elective deferrals by such Participant pursuant to any cafeteria plan under Code section 125 or any qualified plan under Code section 401(k) or any nonqualified plan and any pre-tax reductions for parking). For the designated Tier 1 Participants listed in Exhibit C, their annual base salary for the 2010 and 2011 calendar years, respectively, shall include the specified dollar amount listed by each such Participant’s name for the applicable year (subject to restrictions in Exhibit C), which represents the value of “salary shares” that the Committee has denominated as part of each such Participant’s 2010 or 2011 base salary, respectively, to be used in calculating benefits under certain benefit plans, including this Plan; and

(2)	the amount of the cash bonuses such Participant earns under the MIP and the PUP, if any, for the year, without regard to whether any such bonus may be subject to elective deferral or, if not deferred, may be paid in the year following the calendar year in which such bonus is earned. Notwithstanding the preceding provision, the amount of the PUP that may be included in SERP Compensation for any calendar year beginning on or after January 1, 2005, shall not exceed the corresponding payout level (at minimum, target or maximum) established for the Tier 1 Participant’s February 2004 PUP award. As allowed by Section 2.18, the Committee has designated a substitute plan to be treated as though it were the PUP award earned for the 2003-2005 cycle as described in the following sentence. The fair market value on the date of vesting of a Tier 1 Participant’s February 11, 2003 restricted stock grant shall be used in the same manner in calculating such Participant’s SERP Compensation as if it were the amount of the PUP cash award earned for the cycle including 2003-2005. In no event shall any amounts be treated as a PUP award or be included in SERP Compensation as a substitute for a PUP award in calendar years beginning after December 31, 2007.

(b)	Tier 2 Participant. For a Tier 2 Participant, SERP Compensation means such Participant’s compensation paid for a calendar year from SunTrust and each Affiliate which is attributable to the sum of the following amounts:
(1)

such Participant’s annual base salary actually paid for the year (disregarding any elective deferrals by such Participant pursuant to any cafeteria plan under Code section 125 or any qualified plan under Code section 401(k) or any nonqualified plan and any pre-tax reductions for parking). For the designated Tier 2 Participants listed in Exhibit C, their annual base salary for the 2010 and 2011 calendar years, respectively, shall include the specified dollar amount listed by each such Participant’s name for the applicable year (subject to restrictions in

Exhibit C), which represents the value of “salary shares” that the Committee has denominated as part of each such Participant’s 2010 or 2011 base salary, respectively, to be used in calculating benefits under certain benefit plans, including this Plan; and
(2)	the amount of the cash bonus such Participant earns under the MIP for the year, without regard to whether such bonus may be subject to elective or mandatory deferral or, if not deferred, may be paid in the year following the calendar year in which such bonus is earned.

2.25	SERP Service means, effective January 1, 2001, a Participant’s whole and partial “years of benefit service” as calculated under the Retirement Plan (including his “prior benefit service” under the Retirement Plan). If a Participant terminates employment with SunTrust and all Affiliates and is subsequently rehired by SunTrust or an Affiliate, he or she shall not accrue any additional SERP Service following his or her reemployment unless the Committee again designates him or her as a Tier 1 or a Tier 2 Participant. If a Participant became an employee of SunTrust or an Affiliate in connection with a corporate merger or acquisition, the Committee shall determine upon the date such Participant becomes eligible to participate in this Plan under Article 3 to what extent, if any, such Participant’s service with the predecessor employer shall be included as his SERP Service under this Plan.

2.26	SunTrust means SunTrust Banks, Inc. or any successor to SunTrust Banks, Inc.

2.27	Tier 1 Participant means an employee of SunTrust or an Affiliate who is designated by the Committee as a Tier 1 Participant and listed as a Tier 1 Participant on Exhibit D.

2.28	Tier 2 Participant means an employee of SunTrust or an Affiliate who is designated by the Committee as a Tier 2 Participant and listed as a Tier 2 Participant on Exhibit D and any Participant who joins the Plan after December 31, 2004, unless the Committee specifically designates otherwise.

2.29	Vested Date means:
(a)	the applicable date specified on Exhibit E for those individuals listed on Exhibit E for whom the Committee has designated a special vesting date; and

(b)	for a SERP Benefit not described in any other subsection of this Section 2.29, the date a Participant completes ten (10) whole years of SERP Service and reaches age 60.

ARTICLE 3

PARTICIPATION

Each executive of SunTrust or an Affiliate who is eligible for one or more benefits under this Plan will be a Participant in this Plan to the extent of the benefits for which he or she is eligible and will remain a Participant until all such benefits are paid to or on behalf of such Participant or forfeited in accordance with the terms of this Plan.

The Committee will designate those executives who are eligible for a SERP Benefit and will also designate each eligible executive as a Tier 1 Participant or a Tier 2 Participant. After December 31, 2010, SunTrust does not expect to add any new Participants to this Plan.

Subject to Article 13, the Committee in its absolute discretion may revoke or change any such designation at any time but no such revocation or change will be applied retroactively to deprive an individual of vested benefits accrued under this Plan to the date of such revocation or change. Eligibility for an Other Retirement Arrangement Benefit will depend upon the terms of the applicable Other Retirement Arrangement.

ARTICLE 4

SERP BENEFIT

4.1	Amount.
(a)	Normal or Delayed Retirement Benefit. If a Participant terminates employment with SunTrust and all Affiliates on or after such Participant’s Retirement Date, the entire vested benefit, if any, to which such Participant is entitled under this Plan shall be determined as soon as practicable following the date of such Participant’s termination of employment and shall be paid in accordance with Section 4.2.

(b)	Early Retirement Benefit.
(1)

General. If a Participant terminates employment with SunTrust and all Affiliates on or after such Participant’s Vested Date but before his or her Retirement Date, such Participant’s entire vested benefit, if any, under this Plan (except an Other Retirement Arrangement Benefit) will be determined (taking into account the applicable reductions under Section 4.1(b)(2) through Section 4.1(b)(4)) as of the date he or she terminates employment. Such benefit shall be paid in accordance with Section 4.2.

(2)	Tier 1 Reduction. For purposes of determining the SERP Benefit payable to a Tier 1 Participant before his or her Retirement Date, the product of the applicable formula under Section 2.23(a)(1)(i) or (ii) will be reduced by a fraction, the numerator of which is such Participant’s SERP Service as of the date he or she terminates employment with SunTrust and Affiliates and the denominator of which is the SERP Service such Participant would have had if he or she had continued in employment with SunTrust and Affiliates until such Participant’s Retirement Date.

(3)	Tier 2 Reduction. For purposes of determining the SERP Benefit payable to a Tier 2 Participant before his or her Retirement Date, the SERP Benefit accrued under the applicable formula stated in Section 2.23(a)(2) through such Participant’s termination of employment with SunTrust and all Affiliates will be reduced by the same early retirement reduction factors that are used in the Retirement Plan as of December 31, 2007 to reduce the Future Service Benefit (i.e., 5/12% for each full month by which such Participant’s early retirement date precedes his or her Retirement Date, except that if the Participant was hired by SunTrust before July 1, 1990, the reduction is from the first day of the month on or immediately following the date when such Participant would have attained age 60); and provided further that the portion of the SERP Benefit attributable to the SERP Personal Pension Account (if any) shall be reduced on an Actuarial Equivalent basis.

(4)

Designated Participant Reduction. This Subsection 4.1(b)(4) shall apply only to a Tier 1 Participant who is specifically designated by the Committee as eligible for the following special retirement reduction (a “Designated Participant”), instead of the reduction in Section 4.1(b)(2), and who is listed as a “Designated Participant” on Exhibit F. For purposes of determining the SERP Benefit payable to such a Designated Participant who elects early retirement after his or her Vested Date and prior to attaining age 60, the product of the applicable formula under Section 2.23(a)(1)(i) or (ii) will be reduced by a fraction, the numerator of which is such Participant’s SERP Service as of his or her early retirement date and the denominator of which is the SERP Service such Participant would have completed if he or she had continued in employment with SunTrust and Affiliates until such Participant’s Retirement Date, and then further reduced by a factor of 5/12% for each full calendar month by which such Participant’s early retirement date precedes the date he or she would attain age 60.

(c)	Termination Before Vested Date. Except to the extent a survivor benefit is payable on behalf of a Participant under Section 4.3 or except as provided in Article 13, no benefit will be payable under this Plan to or on behalf of a Participant whose employment with SunTrust and all Affiliates terminates before the Vested Date for that particular benefit.

(d)	Special Disability Assumption for SERP Benefit. If a Participant becomes Disabled before his Separation from Service, then the amount of the SERP Benefit payable to such Participant will be calculated using the same service assumptions that are used to calculate the Participant’s benefit under the Retirement Plan and assuming that the annual base salary component of such Participant’s SERP Compensation continues in effect at the same rate as earned at the time such Disability begins, and further assuming that the MIP component of such Participant’s SERP Compensation for any year, and also for a Tier 1 Participant, the PUP component for years prior to 2008, during the Participant’s Disability, are equal to the target MIP and target PUP amounts, if any, for that year that would be payable to a SunTrust executive in a similar position as such Participant held at the time of his Disability, as determined by the Committee in its sole discretion. If such a Participant is eligible for benefits under this Section 4.1(d), payment of the Participant’s SERP Benefit shall be made in accordance with Section 4.2. Notwithstanding the foregoing, for a Participant listed in Exhibit C that becomes Disabled during 2010 or 2011, respectively, and before his Separation from Service, the amount of the annual base salary component of the Participant’s SERP Compensation assumed to continue, as described above, shall include the value of the “salary shares” listed by the Participant’s name for the applicable year in Exhibit C; provided, however, such value shall only be included in the Participant’s assumed SERP Compensation for the balance of the 2010 or 2011 calendar year, respectively.

4.2      Time and Form of Benefit Payable to Participants. A Participant’s entire vested SERP Benefit under this Plan (other than Grandfathered Amounts) will be paid at the time and in the form determined in accordance with the applicable provisions of the SunTrust Banks, Inc. ERISA Excess Retirement Plan, including any required six-month delay in payment for Key Employees. Notwithstanding the foregoing, if a lump sum is payable to a Participant designated in Exhibit B, the amount of the lump sum will be calculated in accordance with the special lump sum calculation in Section 2.23(b). If the SERP Benefit is payable after the date of a Participant’s Separation from Service (including as a result of the six month delay in payment for a Key Employee), interest shall accrue from the date of determination of such amount in the same manner and at the same rate as would accrue on the Personal Pension Account under the Retirement Plan until payment commences.

4.3	Survivor Benefit.
(a)	General. If a Participant who is an active SunTrust employee and eligible for a SERP Benefit (determined without regard to whether he or she is vested) or if a Participant who has a vested SERP Benefit dies before he or she has received or begun to receive payment of his or her SERP Benefit, a survivor benefit automatically will be payable on such deceased Participant’s behalf under this Plan in the amount described in this Section 4.3.

(b)	Time and Form of Payment. The survivor benefit determined under this Section 4.3 based on the SERP Benefit other than Grandfathered Amounts shall be paid in accordance with Section 4.2.

(c)	Survivor Benefit for Spouse. If the Participant’s sole Beneficiary is the Participant’s surviving spouse, the survivor benefit payable to such spouse under this Plan will be calculated as follows:
(1)	Step One – For a Tier 1 Participant, determine the product of the formula in either Section 2.23(a)(1)(i) or Section 2.23(a)(1)(ii) that produces the greater amount. For a Tier 2 Participant, the amount which is greater between (y) the sum of Section 2.23(a)(2)(i) plus Section 2.23(a)(2)(ii), and (z) the Tier 2 Minimum Benefit (as defined in Section 2.23(a)(2)).

(2)	Step Two – Determine the time as of which the benefit under the Retirement Plan would have been paid to the Participant, which is the later of the date the Participant would have reached age 55 or the date of the Participant’s death (“Annuity Commencement Date”), and reduce the amount determined under Step One for early commencement, if applicable, as follows:
(i)

If the Participant is a Tier 1 Participant and if the Annuity Commencement Date is before the date such Participant would have reached age 65, the amount determined under Step One above will be multiplied by a fraction, the numerator of which is the Tier 1 Participant’s SERP Service as of the date of his or her death and the denominator of which is the SERP Service the Tier 1 Participant would have had if he or she had survived and continued in employment with SunTrust or an Affiliate until his or her Retirement Date, and

(ii)	If the Annuity Commencement Date is before the date the Tier 1 Participant would have reached age 60, or if the Participant is a Tier 2 Participant, then the amount determined in Step One, as reduced in Step Two (i) above, if applicable, will be reduced further by the same early retirement reduction factors that are used in the Retirement Plan to reduce the Future Service Benefit (i.e., 5/12% for each full month by which such Participant’s early retirement date precedes the first day of the month on or immediately following the date when he or she would have attained age 65, except that in the case of a Participant who was hired by SunTrust before July 1, 1990, the reduction is from the first day of the month on or immediately following the date when such Participant would have attained age 60).

(iii)	This subparagraph 4.3(c)(2)(iii) shall apply only to a Participant who is designated by the Committee as eligible for the following special reduction (a “Designated Participant”) and who is listed on Exhibit E as a Designated Participant for purposes of this subparagraph. If the Annuity Commencement Date is before the date such Designated Participant would have reached age 60, then the reduction in Step Two (ii) is not used and the amount determined in Step One as reduced in Step Two (i) above will be reduced further by a factor of 5/12% for each full calendar month by which such Designated Participant’s date of death precedes the date he or she would have attained age 60.

(3)	Step Three – Convert the amount determined under Step Two above as follows:
(i)	For a Tier 1 Participant, convert to a 100% joint and survivor annuity payable monthly as of the Annuity Commencement Date based on the ages the surviving spouse and such Participant would have attained as of the Annuity Commencement Date, and
(ii)

For a Tier 2 Participant who ceases to be an active SunTrust employee prior to October 1, 2010, convert to a 50% joint and survivor annuity payable monthly as of the Annuity Commencement Date based on the ages the surviving spouse and such Participant would have attained as of the Annuity Commencement Date; and for a Tier 2 Participant who is

an active SunTrust employee on or after October 1, 2010, convert to a 100% joint and survivor annuity payable monthly as of the Annuity Commencement Date based on the ages the surviving spouse and such Participant would have attained as of the Annuity Commencement Date; provided, however, any increase in the survivor benefit attributable to the amendment of this section changing the benefit from a 50% to a 100% joint and survivor annuity is subject to Code section 409A and shall be paid in accordance with Section 4.2.

(4)	Step Four – Determine the time as of which the benefit will be paid under Section 4.3(e) and convert the survivor portion of the annuity determined under Step Three to a lump sum using the actuarial factors then in effect under the Retirement Plan to make such conversion or, if applicable, the factors under Section 2.23(b).

(5)	Step Five – Reduce the amount determined in Step Four above by the sum of (A + B + C + D), where --
A =	the present value, determined as described below, of the Social Security survivor benefit that would have been payable to the spouse based on the Participant’s employment when the Participant would have reached age 65;
B =	the lump sum survivor benefit payable to such spouse under the Retirement Plan or, if the survivor benefit under the Retirement Plan is not paid in a lump sum, the amount that would have been payable to such spouse as a lump sum under the Retirement Plan;
C =	the lump sum survivor benefit payable to the surviving spouse under the ERISA Excess Plan or, if the survivor benefit under the Excess Plan is not paid in a lump sum, the amount that would have been payable to such spouse if the survivor benefit under the Excess Plan had been paid in a lump sum; and
D =	the present value, determined as described below, of the survivor benefit payable under any Other Retirement Arrangement, if any, regardless of whether the Beneficiary is the surviving spouse or someone else.

“Present value” is determined using the actuarial factors then in effect under the Retirement Plan to calculate lump sums or, if applicable, the factors under Section 2.23(b).

(d)	Survivor Benefit for Non-Spouse Beneficiary. If the survivor benefit under this Plan is payable to a non-spouse Beneficiary, it will be calculated in the same manner as the survivor benefit under Section 4.3(c) by substituting the non-spouse Beneficiary for the spouse except that the conversion to a 100% joint and survivor annuity in the case of a deceased Tier 1 Participant or the conversion to a 50% or 100% joint and survivor annuity, as applicable, in the case of a deceased Tier 2 Participant, as described in Step Three and to an actuarially equivalent lump sum under Steps Four and Five of Section 4.3(c)(4) and (5) will be based on the assumption that the Beneficiary is the same age as the Participant. If the non-spouse Beneficiary is not a person but is an entity (such as a trust or an estate), the survivor benefit shall be calculated in the same manner as described in this Section 4.3(d) for a non-spouse Beneficiary who is a person.

(e)	Multiple Beneficiaries. If the survivor benefit is payable to two or more beneficiaries, the amount allocable to each Beneficiary shall be determined by allocating the amount resulting from applying Step One and Step Two of Section 4.3(c)(1) and (2) pro rata to each Beneficiary according to the Participant’s direction on the Beneficiary designation form. If the Participant’s spouse is one of the multiple beneficiaries, then the amount of such spouse’s survivor benefit shall be determined by applying Steps Three, Four and Five of Section 4.3(c)(3), (4) and (5) to such spouse’s allocable share. For a non-spouse Beneficiary, the same procedure shall be used as used for the Participant’s spouse who is one of multiple beneficiaries except that in applying Steps Three, Four and Five of Section 4.3(c)(3), (4) and (5), the non-spouse Beneficiary shall be assumed to be the same age as the Participant.

(f)	No Post-Retirement Survivor Benefits. No survivor benefit will be paid on behalf of a Participant who dies after he or she has received or has begun receiving benefits under this Plan except to the extent such survivor benefit is payable under the form of benefit being paid to the Participant at his or her death.

4.4

Transferred SERP Benefits. In the event a Participant changes from a position eligible to participate in the Plan to one that is not eligible for any reason, such Participant shall cease to participate and accrue benefits under the Plan as of such date. The Committee, or its delegate, shall determine, in its or his sole discretion, the portion of such Participant’s SERP Benefit subject to Code section 409A as of the date of such change and shall credit the present value of such benefit to an account in the SunTrust Banks, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) as soon as practicable following such date. Such Participant will thus no longer be eligible to receive that portion of the SERP Benefit from this Plan; provided, however, other than as specifically set forth in the Deferred Compensation Plan, such amount and the earnings thereon shall remain subject to the terms and conditions of this Plan, including the time and form of payment established in compliance with Code section 409A.

ARTICLE 5

OTHER RETIREMENT ARRANGEMENT BENEFIT

If a Participant who is eligible for an Other Retirement Arrangement Benefit terminates employment with SunTrust and all Affiliates on or after the date the Participant is vested in such benefit, his or her eligibility for the Other Retirement Arrangement Benefit, if any, to which such Participant is entitled and the eligibility for any survivor benefits payable on such Participant’s behalf under such Other Retirement Arrangement shall be determined under the terms of such Other Retirement Arrangement; provided, however, to the extent any portion of such Other Retirement Arrangement Benefit or survivor benefits is subject to Code section 409A, the time and form of payment of such amounts shall be determined in accordance with Section 4.2.

ARTICLE 6

FORFEITURE

The Committee, in its sole discretion, may make any payments under this Plan subject to forfeiture on such terms and conditions as the Committee deems appropriate under the circumstances to protect the interests of SunTrust. Further, if the Participant is terminated from employment with SunTrust or one of its Affiliates for Cause, the Committee in its discretion may forfeit entirely any benefits payable under this Plan. Forfeiture under this Article 6 shall be in addition to any other remedies which may be available to SunTrust or an Affiliate at law or in equity.

ARTICLE 7

SOURCE OF BENEFIT PAYMENTS

All benefits payable under the terms of this Plan shall be paid by SunTrust from its general assets. No person shall have any right or interest or claim whatsoever to the payment of a benefit under this Plan from any person whomsoever other than SunTrust, and no Participant or Beneficiary shall have any right or interest whatsoever to the payment of a benefit under this Plan which is superior in any manner to the right of any other general and unsecured creditor of SunTrust.

ARTICLE 8

NOT A CONTRACT OF EMPLOYMENT

Participation in this Plan does not grant to any individual the right to remain an employee of SunTrust or any Affiliate for any specific term of employment or in any specific capacity or at any specific rate of compensation.

ARTICLE 9

NO ALIENATION OR ASSIGNMENT

A Participant, a spouse or a Beneficiary under this Plan shall have no right or power whatsoever to alienate, commute, anticipate or otherwise assign at law or equity all or any portion of any benefit otherwise payable under this Plan, and SunTrust shall have the right, in the event of any such action, to terminate permanently the payment of benefits to, or on behalf of, any Participant, spouse or Beneficiary who attempts to do so.

ARTICLE 10

ERISA

SunTrust intends that this Plan come within the various exceptions and exemptions to ERISA for a plan maintained for a “select group of management or highly compensated employees” as described in ERISA sections 201(2), 301(a) (3), and 401(a) (1), and any ambiguities in this Plan shall be construed to affect that intent.

ARTICLE 11

AMENDMENT AND TERMINATION

11.1

Amendment or Termination. SunTrust reserves the right to amend or terminate the Plan when, in the sole discretion of SunTrust, such amendment or termination is advisable, pursuant to a resolution or other action taken by the Committee. The Plan may also be amended pursuant to a written instrument executed by SunTrust’s senior most human resources officer to the extent such amendment is required under applicable law or is required to avoid having amounts deferred under the Plan included in the income of Participants or beneficiaries for federal income tax purposes prior to distribution.

Notwithstanding the foregoing, no amendment of the Plan shall apply to the Grandfathered Amounts, unless the amendment specifically provides that it applies to such amounts. The purpose of this restriction is to prevent a Plan amendment from resulting in an inadvertent “material modification” under Code section 409A to the Grandfathered Amounts.

11.2	Effect of Amendment or Termination. Except as provided in the next sentence, no amendment or termination of the Plan shall be applied retroactively to deprive a Participant of benefits accrued under this Plan to the date of such amendment or termination. Upon termination of the Plan, distribution of Plan benefits shall be made to Participants and beneficiaries in the manner and at the time described in Article 4, unless SunTrust determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements under Code section 409A. Upon termination of the Plan, no further benefit accruals shall occur.

ARTICLE 12

ADMINISTRATION

12.1	General Administration. The Committee shall be responsible for the operation and administration of the Plan and for carrying out the provisions hereof. The Committee shall have the full authority and discretion to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with this Plan. Any such action taken by the Committee shall be final and conclusive on any party. To the extent the Committee has been granted discretionary authority under the Plan, the Committee’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter. The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by SunTrust with respect to the Plan. The Committee may, from time to time, employ agents and delegate to such agents, including employees of SunTrust, such administrative or other duties as it sees fit. The Committee also shall have the power to delegate the exercise of all or any part of such powers to such other person or persons as the Committee deems appropriate under the circumstances.

12.2	Claims for Benefits. The Committee shall adopt claims procedures in compliance with 29 C.F.R. § 2560.503-1, which shall be furnished automatically in a separate document to the Participant, without charge, following a Participant’s request to the Committee, or its delegate.

12.3	Indemnification. SunTrust and its Affiliates (to the extent permissible under law and consistent with their charters and bylaws) shall indemnify and hold harmless the Committee, each individual member of the Committee and any Employee authorized to act on behalf of the Committee, SunTrust or any Affiliate under this Plan for any liability, loss, expense, assessment or other cost of any kind or description whatsoever, including legal fees and expenses, which they actually incur for their acts and omissions, past, current or future, in the administration of the Plan.

ARTICLE 13

CHANGE IN CONTROL

13.1	Purpose. The purpose of this Article 13 is to provide for an increase in the SERP Benefit payable under this Plan to a Participant who is adversely affected by a Change in Control (as defined below) and thus to encourage each Participant to continue to work for SunTrust in the face of a possible Change in Control and to continue while doing so to act in the best interests of SunTrust and its shareholders.

13.2	Definitions. For purposes of this Article 13, the following terms shall have the meaning set forth opposite such terms for purposes of this Article 13:
(a)	Cause - means (subject to Section 13.2(a)(5)) with respect to an individual Participant:
(1)	The willful and continued failure by the Participant to perform satisfactorily the duties of the Participant’s job;

(2)	The Participant is convicted of a felony or has engaged in a dishonest act, misappropriation of funds, embezzlement, criminal conduct or common law fraud;

(3)	The Participant has engaged in a material violation of the Code of Business Conduct and Ethics of SunTrust or the Code of Conduct of an Affiliate; or

(4)	The Participant has engaged in any willful act that materially damages or materially prejudices SunTrust or a SunTrust Affiliate or has engaged in conduct or activities materially damaging to the property, business or reputation of SunTrust or an Affiliate; provided, however,

(5)	No such act, omission or event shall be treated as “Cause” under this Section 13.2(a) unless (1) the Participant has been provided a detailed, written statement of the basis for SunTrust’s belief that such act, omission or event constitutes “Cause” and an opportunity to meet with the Committee (together with the Participant’s counsel if the Participant chooses to have the Participant’s counsel present at such meeting) after the Participant has had a reasonable period in which to review such statement and, if the allegation is under Section 13.2(a)(1), has had at least a thirty (30) day period to take corrective action and (2) the Committee after such meeting (if the Participant meets with the Committee) and after the end of such thirty (30) day correction period (if applicable) determines reasonably and in good faith and by the affirmative vote of at least two-thirds of the members of the Committee then in office at a meeting called and held for such purpose that “Cause” does exist under this Section 13.2(a).

(b)

Change in Control - means a change in control of SunTrust of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act as in effect at the time of such “change in control”, provided that such a change in control shall be deemed to have occurred at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of SunTrust or any successor of SunTrust; (ii) during any period of two (2) consecutive years or less, individuals who at the beginning of such period constitute the Board of SunTrust cease, for any reason, to constitute at least a majority of such Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) there is a consummation of any reorganization, merger, consolidation or share exchange as a result of which the common stock of SunTrust shall be changed, converted or exchanged into or for securities of another corporation (other than a merger with a wholly-owned subsidiary of SunTrust) or any dissolution or liquidation of SunTrust or any sale or the disposition of 50% or more of the assets or business of SunTrust; or (iv) there is a consummation of any reorganization, merger, consolidation or share exchange unless (A) the persons who were the beneficial owners of the outstanding shares of the common stock of SunTrust immediately before the consummation of such transaction beneficially own more than 65% of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (B) the number of shares of the common stock of such successor or survivor Company beneficially owned by the persons described in Section 13.2(b)(iv)(A) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of SunTrust’s common stock immediately before the consummation of such transaction, provided (C) the percentage described in Section 13.2(b)(iv)(A) of the beneficially owned shares of the successor or survivor corporation and the number described in Section 13.2(b)(iv)(B) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of SunTrust by the persons described in Section 13.2(b)(iv)(A) immediately before the consummation of such transaction.

(c)	Exchange Act - means the Securities Exchange Act of 1934, as amended.

(d)	Good Reason - means (subject to Section 13.2(d)(5)) with respect to an individual Participant:
(1)	SunTrust or any Affiliate after a Change in Control but before the end of the Participant’s Protection Period reduces the Participant’s base salary or opportunity to receive comparable incentive compensation or bonuses without the Participant’s express written consent;

(2)	SunTrust or any Affiliate after a Change in Control but before the end of the Participant’s Protection Period reduces the scope of the Participant’s principal or primary duties, responsibilities or authority without the Participant’s express written consent;

(3)

SunTrust or any Affiliate at any time after a Change in Control but before the end of the Participant’s Protection Period (without the Participant’s express written consent) transfers the Participant’s primary work site from the Participant’s primary work site on the date of such Change in Control or, if the Participant subsequently consents in writing to such a transfer from the primary work site which was the subject of such consent, to a new primary work site which is outside the “standard metropolitan statistical area” which then includes the

Participant’s then current primary work site unless such new primary work site is closer to the Participant’s primary residence than the Participant’s then current primary work site; or

(4)	SunTrust or any Affiliate after a Change in Control but before the end of the Participant’s Protection Period fails (without the Participant’s express written consent) to continue to provide to the Participant health and welfare benefits, deferred compensation and retirement benefits, stock option and restricted stock grants that are in the aggregate comparable to those provided to the Participant immediately prior to the Change in Control; provided, however,

(5)	No such act or omission shall be treated as “Good Reason” under this Article 13(d) unless --
(i)	(A) The Participant delivers to the Committee a detailed, written statement of the basis for the Participant’s belief that such act or omission constitutes Good Reason, (B) the Participant delivers such statement before the later of (x) the end of the ninety (90) day period which starts on the date there is an act or omission which forms the basis for the Participant’s belief that Good Reason exists or (y) the end of the period mutually agreed upon for purposes of this Section 13.2(d)(5)(i)(B) in writing by the Participant and the Chairman of the Committee, (C) the Participant gives the Committee a thirty (30) day period after the delivery of such statement to cure the basis for such belief and (D) the Participant actually submits the Participant’s written resignation to the Committee during the sixty (60) day period which begins immediately after the end of such thirty (30) day period if the Participant reasonably and in good faith determines that Good Reason continues to exist after the end of such thirty (30) day period, or

(ii)	SunTrust states in writing to the Participant that the Participant has the right to treat such act or omission as Good Reason under this Section 13(d) and the Participant resigns during the sixty (60) day period which starts on the date such statement is actually delivered to the Participant;

(6)

If (i) the Participant gives the Committee the statement described in Section 13.2(d)(5)(i)(A) before the end of the thirty (30) day period which immediately follows the end of the Protection Period and the Participant thereafter resigns within the period described in Section 13.2(d)(5)(i)(D), or (ii) SunTrust provides the statement to the Participant described in Section 13.2(d)(5)(ii) before the end of the thirty (30) day period which immediately follows the end of the Protection Period and the Participant thereafter resigns within the period described in Section 13.2(d)(5)(ii), then (iii) such resignation shall be treated under this Section 13.2(d) as if made in the Participant’s Protection Period; and

(7)	If the Participant consents in writing to any reduction described in Section 13.2(d)(1) or Section 13.2(d)(2), to any transfer described in Section 13.2(d)(3) or to any failure described in Section 13.2(d)(4) in lieu of exercising the Participant’s right to resign for Good Reason and delivers such consent to SunTrust, the date such consent is delivered to SunTrust thereafter shall be treated under this definition as the date of a Change in Control for purposes of determining whether the Participant subsequently has Good Reason under this Article 13 to resign for Good Reason as a result of any subsequent reduction described in Section 13.2(d)(1) or Section 13.2(d)(2), any subsequent transfer described in Section 13.2(d)(3) or any subsequent failure described in Section 13.2(d)(4).

(e)	Protection Period - means (subject to Section 13.2(d)(6):
(1)	for a Tier 1 Participant, the three (3) year period which begins on a Change in Control, and

(2)	for a Tier 2 Participant, the two (2) year period which begins on a Change in Control.

13.3	Application. This Article 13 shall apply to a Participant if there is a Change in Control of SunTrust and

(a)	SunTrust or an Affiliate terminates the Participant’s employment without Cause during such Participant’s Protection Period, or

(b)	the Participant resigns for Good Reason during such Participant’s Protection Period.

13.4	Benefit Calculation for a Tier 1 Participant. If this Article 13 applies to a Tier 1 Participant pursuant to Section 13.3, such Participant’s SERP Benefit shall be calculated in accordance with the following special rules:

(a)	such Participant’s SERP Average Compensation shall be equal to the highest amount of his or her SERP Compensation received for any full calendar year during the ten (10) consecutive calendar years which end on or immediately before the termination of such Participant’s employment which is described in Section 13.3.

(b)	such Participant’s SERP Service automatically shall be increased by the greater of (1) or (2) below:
(1)	any additional SERP Service granted to such Participant in accordance with any individual agreement between such Participant and SunTrust or a SunTrust Affiliate; or

(2)	the lesser of (i) thirty-six (36) full months or (ii) the number of months between such Participant’s Retirement Date and the date of the termination of his or her employment which is described in Section 13.3.

(c)	if such Participant is not already vested in his or her SERP Benefit, such Participant’s Vested Date shall mean the first date this Article 13 applies to him or her.

(d)	such Participant’s age shall be such Participant’s actual age plus any additional years added to his or her age as provided in accordance with any individual agreement between such Participant and SunTrust or a SunTrust Affiliate.

(e)

such Participant’s entire SERP Benefit under this Plan (as calculated after taking into account the special rules set forth in Section 13.4(a) through Section 13.4(d)) shall be paid to him or her in accordance with Article 4, and the actuarial equivalent factors used to compute such SERP Benefit shall be the actuarial equivalent factors in effect under the Retirement Plan on the date of the Change in Control or, if more favorable to the Participant, the factors in effect under the Retirement Plan (or any successor to such plan) as in effect as of the date of the termination of his or her employment described in Section 13.3; provided, however, that the amount of the SERP Benefit payable to a Participant designated as eligible for the special lump sum calculation in Section 2.23(b) shall be calculated (after taking into account the special rules set forth in Section 13.4(a) through Section 13.4(d)) in accordance with Section 2.23(b) and; further provided, that if such termination of employment occurs before the date the Participant reaches age 60, the amount of the SERP Benefit called for under this Section 13.4(e) shall be reduced by .25% of such benefit for each full calendar month that the actual payment of such benefit precedes the month in which the Participant will reach age 60 (and in such case, no other pre-age 60 reductions shall apply) and; further provided, that if any portion of the SERP Benefit is payable in a lump sum after the date of a Participant’s Separation from Service (including as a result of the six month delay in payment for a Key Employee), interest shall accrue from the date of determination of such amount in the same manner and at the same rate as would accrue on the Personal Pension Account under the Retirement Plan until the amount is paid under Article 4.

13.5	Benefit Calculation for a Tier 2 Participant. If this Article 13 applies to a Tier 2 Participant pursuant to Section 13.3, such Participant’s SERP Benefit shall be calculated in accordance with the following special rules:

(a)	such Participant’s SERP Average Compensation shall be equal to the highest amount of his or her SERP Compensation received for any full calendar year during the ten (10) consecutive calendar years which end on or immediately before the termination of such Participant’s employment which is described in Section 13.3.

(b)	such Participant’s SERP Service automatically shall be increased by any additional SERP Service granted to such Participant in accordance with any individual agreement between such Participant and SunTrust or a SunTrust Affiliate, including any interest that would have accrued during such additional SERP Service period in the same manner and at the same rate as would accrue on the Personal Pension Account under the Retirement Plan; provided, however, such additional SERP Service shall not impact the amount of the Tier 2 Frozen Benefit under Section 2.23.

(c)	such Participant’s Vested Date shall mean the first date this Article 13 applies to him or her pursuant to Section 13.3.

(d)	such Participant’s age shall be such Participant’s actual age plus any additional years added to his or her age as provided in accordance with any individual agreement between such Participant and SunTrust or a SunTrust Affiliate.

(e)

such Participant’s entire SERP Benefit under this Plan (as calculated after taking into account the special rules set forth in Section 13.5(a) through Section 13.5(d)) shall be paid to him or her in accordance with Article 4, and the actuarial equivalent factors used to compute such SERP Benefit shall be the actuarial equivalent factors in effect under the Retirement Plan on the date of the Change in Control or, if more favorable to the Participant, the factors in effect under the Retirement Plan (or any successor to such plan) as in effect as of the date of the termination of his or her employment described in Section 13.3; provided, however, that if such termination of employment occurs before such Participant has attained (or is deemed to have attained) age 60, the amount of the SERP Benefit called for by this Section 13.5(e) shall be reduced by .25% of such benefit for each full calendar month that the actual payment of such benefit precedes the month in which the Participant will attain age 60 (and in such case, no other pre-age 60 reductions shall apply) and, further provided, that if any portion of the SERP Benefit is payable in a lump sum after the date of a Participant’s Separation from Service (including as a result of the six month delay in payment for a Key Employee), interest shall accrue from the date of determination of such amount in the same manner and at the same rate as would accrue on the Personal Pension Account under the Retirement Plan until such amount is paid under Article 4.

13.6	No Amendment. If there is a Change in Control, no amendment shall be made to this Plan thereafter which would adversely affect in any manner whatsoever the benefit payable under this Article 13 to any Participant absent the express written consent of all Participants who might be adversely affected by such amendment if this Article 13 were, or could become, applicable to such Participants, and SunTrust intends that each Participant rely on the protections which SunTrust intends to provide through this Section 13.6.

13.7	Denial of Claim for Benefits. If this Article 13 applies to a Participant and such Participant’s claim for a benefit under this Plan is denied in whole or in part under the appeal procedures established by the Committee for denied claims, any further challenge of such denial shall be determined by binding arbitration in accordance with Title 9 of the United States Code and the applicable set of arbitration rules of the American Arbitration Association. Judgment upon any award made in such arbitration may be entered and enforced in any court of competent jurisdiction. All statutes of limitation which would otherwise be applicable in a judicial action brought by a party shall apply to any arbitration or reference proceeding hereunder. Neither SunTrust, an Affiliate, the Committee nor a Participant shall appeal such award to or seek review, modification, or vacation of such award in any court or regulatory agency. Unless otherwise agreed, venue for arbitration shall be in Atlanta, Georgia.

13.8

Reimbursements. All of a Participant’s taxable reasonable costs and expenses incurred in connection with such arbitration shall be paid in full by SunTrust promptly on written demand from the Participant, including the arbitrators’ fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees and attorneys’ fees; provided, however, SunTrust shall pay no more than $30,000 per year in attorneys’ fees unless a higher figure is awarded in the arbitration, in which event SunTrust shall pay the figure awarded in the arbitration.

Reimbursement of reasonable costs and expenses under this Section 13.8 shall be administered consistent with the following additional requirements as set forth in Treas. Reg. § 1.409A-3(i)(1)(iv): (1) a Participant’s eligibility for benefits in one year will not affect a Participant’s eligibility for benefits in any other year; (2) any reimbursement of eligible expenses will be made on or before the last day of the year following the year in which the expense was incurred; and (3) a Participant’s right to benefits is not subject to liquidation or exchange for another benefit. In the event the Participant is a Key Employee, reimbursement for benefits under this Section 13.8 shall commence in the seventh month following the date of the Participant’s Separation from Service. No reimbursement shall be made under this Section 13.8 for the same expenses that are reimbursed to a Participant under any other agreement between the Participant and SunTrust or an Affiliate.

13.9	Gross Up Payment. Furthermore, if either the Committee or the arbitrators determine that the Participant incurred such fees and expenses in good faith and that the Participant’s challenge was based on material and bona fide issue of fact or law, without regard to whether the challenge ultimately is resolved in favor of the Participant, then if any such reimbursement is treated as taxable income to the Participant, SunTrust shall make a gross up payment to the Participant in an amount which shall indemnify and hold the Participant harmless from any tax liability of any kind or description whatsoever attributable to such reimbursement, including any interest and penalties (the “Gross Up Payment”). Any Gross Up Payment made to or on behalf of the Participant under this Section 13.9 shall be made in compliance with Code section 409A and by the end of the year following the year that the related taxes are remitted to the applicable taxing authority. In the event the Participant is a Key Employee, payment of any Gross Up Payment under this Section 13.9 shall commence in the seventh month following the date of the Participant’s Separation from Service.

13.10	Application to Beneficiaries. If this Article 13 applies to a Participant pursuant to Section 13.3 and such Participant dies before receiving or beginning to receive such Participant’s SERP Benefit, the survivor benefit for such deceased Participant’s Beneficiary or beneficiaries shall be calculated taking into account the special rules in Section 13.4 if such Participant was a Tier 1 Participant or in Section 13.5 if such Participant was a Tier 2 Participant. In addition, the provisions of Section 13.6 and Section 13.7 shall apply to such Beneficiary or Beneficiaries.

ARTICLE 14

MISCELLANEOUS

14.1	Applicable Law. This Plan will be construed in accordance with the laws of the State of Georgia (without regard to its choice-of-law rules) except to the extent superseded by federal law.

14.2	Incapacity of Recipient. If any person entitled to a distribution under the Plan is deemed by the Committee to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until a claim for such payment shall have been made by a duly appointed guardian or other legal representative of such person, the Committee may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of SunTrust and the Plan with respect to the payment.

14.3	Taxes. SunTrust or other payor may withhold from a benefit payment under the Plan or a Participant’s wages in order to meet any federal, state, or local tax withholding obligations with respect to Plan benefits. SunTrust or other payor may also accelerate and pay a portion of a Participant’s benefits in a lump sum equal to the Federal Insurance Contributions Act (“FICA”) tax imposed and the income tax withholding related to such FICA amounts. SunTrust or other payor shall report Plan payments and other Plan-related information to the appropriate governmental agencies as required under applicable laws.

14.4	Binding Effect. This Plan shall be binding upon and inure to the benefit of any successor of SunTrust and any successor shall be deemed substituted for SunTrust under this Plan and shall assume the rights, obligations and liabilities of SunTrust hereunder and be obligated to perform the terms and conditions of this Plan. As used in this Plan, the term “successor” shall include any person, firm, corporation or other business entity or related group of such persons, firms, corporations or business entities which at any time, whether by merger, purchase, reorganization, liquidation or otherwise, or by means of a series of such transactions, acquires all or substantially all of the assets or business of SunTrust.

14.5	Unclaimed Benefits. Each Participant shall keep the Committee informed of his or her current address and the current address of his or her designated Beneficiary. The Committee shall not be obligated to search for the whereabouts of any person if the location of a person is not made known to the Committee.

14.6	Severability. In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.

14.7	Construction. The headings and subheadings in this Plan have been set forth for convenience of reference only and have no substantive effect whatsoever. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or in the singular, as the case may be, in all cases where they would so apply.

14.8	Regulatory Requirements. Regulatory agencies and federal laws and regulations may impose restrictions on SunTrust and its Affiliates with respect to the payment of compensation and benefits to certain employees who may be Participants in this Plan. These restrictions may be in the form of absolute prohibitions or penalties, which may include tax penalties on SunTrust and its Affiliates or on certain Participants. Notwithstanding any other provision of this Plan document, SunTrust may reduce, eliminate or delay the payment of a Participant’s benefits under this Plan or may take actions that subject such benefits to monetary or tax penalties, as determined by SunTrust in its sole discretion to be required under federal laws or regulations applicable to SunTrust and its Affiliates. In such event, neither SunTrust nor its Affiliates shall have any liability for such reduction, elimination, delay or penalty. Any delay in payment of a Participant’s benefits under this Plan will comply with Treas. Reg. § 1.409A-2(b)(7).

ARTICLE 15

EXECUTION

IN WITNESS WHEREOF, SunTrust has caused this amended and restated Plan to be executed by its duly authorized officer to evidence its adoption hereof effective as of January 1, 2011.

SUNTRUST BANKS, INC.

By:
Donna D. Lange

Title:

Date:
(SEAL)

Exhibit A

SUNTRUST BANKS, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

AMENDED AND RESTATED AS OF JANUARY 1, 2010

Section 2.14, Other Retirement Arrangement

Pursuant to Section 2.14, Other Retirement Arrangement means the following plan, program, arrangement or agreement (a) that is maintained by SunTrust or an Affiliate, (b) that provides a benefit calculated as a defined-benefit type benefit and (c) in which a Participant also participates:

¡	Crestar Financial Corporation Supplemental Executive Retirement Plan (“Crestar SERP”).

¡	National Commerce Financial Corporation Retirement Plan including any predecessor plan.

¡	National Commerce Financial Corporation Supplemental Executive Retirement Plan including any predecessor plan.

A-1

Exhibit B

SUNTRUST BANKS, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

AMENDED AND RESTATED AS OF JANUARY 1, 2010

Section 2.23(b), Special Lump Sum Calculation

The Committee has designated the following Participants as eligible for the Special Lump Sum calculation described in Section 2.23(b) of the Plan document:

¡	James M. Wells III

B-1

Exhibit C

SUNTRUST BANKS, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

AMENDED AND RESTATED AS OF JANUARY 1, 2010

Section 2.24, SERP Compensation

For purposes of calculating SERP Compensation, as defined in Section 2.24 of the main text of this Plan, of a Tier 1 or Tier 2 Participant who is named in the following table, his base salary for the 2010 and 2011 calendar years, respectively, shall include the dollar amount set forth by his name. Such dollar value shall be pro rated, restricted or limited to the extent required by the terms of the Plan in calculating and applying SERP Compensation. The Plan shall not recognize any additional amount of, or value for, “salary shares.”

Status & Name	Value of Salary Shares to be Included as Part of 2010 Annual Base Salary	Value of Salary Shares to be Included as Part of 2011 Annual Base Salary
TIER 1 Participant
James M. Wells III	$ 1,799,091*	$498,251*
TIER 2 Participants
William H. Rogers, Jr.	$ 554,400	$236,250
Mark A. Chancy	504,000	$140,000
David F. Dierker	340,200	$94,950
Timothy E. Sullivan	438,442	$121,790
Thomas O. Kuntz	307,476	$94,950
Thomas E. Freeman	427,500	$118,750
Raymond D. Fortin	340,200	$94,950
C. T. Hill	353,808**	$98,280**

*This value for Mr. Wells is also used in the Crestar SERP benefit formula.

**This value for Mr. Hill is not used in the Crestar SERP benefit formula.

C-1

Exhibit D

SUNTRUST BANKS, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

AMENDED AND RESTATED AS OF JANUARY 1, 2010

Sections 2.27 and 2.28, Tier 1 and Tier 2 Participants

The Committee designated the following executives as Tier 1 and Tier 2 Participants:

Name	Formula	Participation Date	Benefit Service Start Date	Special Features
James M. Wells III	Tier 1	1/1/2001	Hire

■       Special lump sum (PBGC)

■       Special early retirement reduction (service  prorate, 5% from age 60)

■       100% vested on 1/1/2001, regardless of age and  service

■       Restricted Stock substituted for PUP in 2003 –  2005 cycle

■       Effective 1/1/2005, PUP is limited to 2004 level  (target, minimum, maximum)

■       Notwithstanding any elections or provisions to the  contrary in this Plan or any Other Retirement  Arrangement, the entire amount of the SERP  Benefit under the Plan shall be subject to Code  section 409A (no Grandfathered Amounts in this  Plan or any Other Retirement Arrangement) and  shall be equal to the larger of the amount  calculated under:

 (a) the Tier 1 SERP Benefit formula or

 (b) the Crestar SERP benefit formula. Such  amount shall be paid in a lump sum in accordance  with Article 4.

Charles T. Hill	Tier 2	1/1/2001	Hire	Notwithstanding any provisions to the contrary in this Plan or any Other Retirement Arrangement, the entire amount of the SERP Benefit shall be subject to Code section 409A (no Grandfathered Amounts in this

Name	Formula	Participation Date	Benefit Service Start Date	Special Features

Plan or any Other Retirement Arrangement) and shall be the larger of the amount calculated under: (a) the Tier 2 SERP Benefit formula or (b) the Crestar SERP benefit formula. Such amount shall be paid in a lump sum in accordance with the participant’s elections.

Dennis M. Patterson	Tier 2	1/1/2001	Hire
William H. Rogers, Jr.	Tier 2	1/1/2001	Hire
E. Jenner Wood, III	Tier 2	1/1/2001	Hire
Sterling Edmunds, Jr.	Tier 2	8/13/2002	Hire
Timothy E. Sullivan	Tier 2	1/7/2003	Hire
Raymond D. Fortin	Tier 2	11/8/2004	Hire
David F. Dierker	Tier 2	11/8/2004	Hire
Mark A. Chancy	Tier 2	11/8/2004	Hire
Thomas G. Kuntz	Tier 2	11/8/2004	Hire
Frances L. Breeden	Tier 2	2/14/2006	Hire
Thomas E. Freeman	Tier 2	2/14/2006	Hire

The following individuals who were former key officers of National Commerce Financial Corporation or its affiliates were designated by the Committee as Tier 2 Participants:

Name	Formula	Participation Date	Benefit Service Start Date	Special Features
William L. Reed, Jr.	Tier 2	1/1/2005	8/1/2001

■     NCF SERP (before offsets) is a minimum to the Tier 2 SERP minus PIA (before other offsets).

■     Tier 2 SERP benefit is offset by NCF SERP benefit.

■     NCF SERP earnings (base plus bonus paid) will be used for years prior to 2005.

■     SunTrust SERP earnings (base plus bonus earned) will be used for years after 2004.

■     2005 is a transition year for earnings. Depending on which calculation produces the larger FAE, either the 2004 or 2005 earnings will be adjusted as follows:

—     2004 earnings will be NCF SERP earnings (2004 base plus 2004 bonuses paid) plus 2005 MIP paid, or

—     2005 earnings will be SunTrust SERP earnings (2005 base plus 2005 MIP earned) plus 2005 MIP paid.

Exhibit E

SUNTRUST BANKS, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

AMENDED AND RESTATED AS OF JANUARY 1, 2010

Section 2.29(a), Special Vested Date

The Committee designated the Participants listed below as being 100% vested in their SERP Benefits.

Participant	Special Vested Date
¡ James M. Wells III	1/1/2001

E-1

Exhibit F

SUNTRUST BANKS, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

AMENDED AND RESTATED AS OF JANUARY 1, 2010

Sections 4.1(b)(4) and 4.3(c)(2)(iii), Designated Participant Reduction

The Committee designated the Participants listed below as eligible for the special retirement reduction described in Section 4.1(b)(4) and in Section 4.3(c)(2)(iii):

¡	James M. Wells III

F-1